EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS FEBRUARY 2006 PERFORMANCE

            HOUSTON, March 1, 2006 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in February 2006 for its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 694 million, up 17.9 percent over February 2005, and available seat miles (ASMs) increased by 10.2 percent compared with February 2005.  ExpressJet's February load factor was 75.0 percent, a 4.9 point increase over February 2005.  The company flew 64,606 block hours, compared with 58,782 block hours in February 2005, and operated 34,584 departures, versus 31,900 departures in February 2005.

            Also in February 2006, ExpressJet operated at a 99.7 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  The controllable completion factor results include 85 cancellations due to a security breach in Terminal B at Houston’s George Bush Intercontinental Airport.  ExpressJet had a total completion factor of 97.0 percent during the month.  In February 2005, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 98.2 percent.

            During the month, ExpressJet accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 269 jets.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and provides third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

– more –

EXPRESSJET REPORTS FEBRUARY 2006 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

February	2006		2005		Change

Revenue Passenger Miles (000)	693,857		588,542		17.9	Percent

Available Seat Miles (000)	924,884		839,358		10.2	Percent

Passenger Load Factor	75.0	Percent	70.1	Percent	4.9	Points

Block Hours	64,606		58,782		9.9	Percent

Departures	34,584		31,900		8.4	Percent

YEAR-TO-DATE	2006		2005		Change

Revenue Passenger Miles (000)	1,426,892		1,206,636		18.3	Percent

Available Seat Miles (000)	1,932,605		1,734,972		11.4	Percent

Passenger Load Factor	73.8	Percent	69.5	Percent	4.3	Points

Block Hours	134,090		121,182		10.7	Percent

Departures	72,328		65,641		10.2	Percent

###